                                                                    Exhibit 12.1


                         ALLIED WASTE INDUSTRIES, INC.
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)


                                                         For the
                                                   Three Months Ended               For the Year Ended December 31,
                                                  --------------------  ----------------------------------------------------------
                                                  March 31,  March 31,
                                                    2002       2003        2002        2001        2000        1999        1998
                                                  ---------  ---------  ----------  ----------  ----------  ----------  ----------
Fixed Charges:
  Interest expenses.............................. $215,076   $203,813   $  850,131  $  847,581  $  882,282  $  443,044  $   88,431
  Interest capitalized...........................    6,609      3,442       20,622      45,704      45,352      25,474      67,499
                                                  --------   --------   ----------  ----------  ----------  ----------  ----------
    Total interest...............................  221,685    207,255      870,753     893,285     927,634     468,518     155,930
  Interest component of rent expense.............    2,320      2,310        9,177       8,685      10,249       8,886       4,576
  Interest expense of unconsolidated subsidiaries       --         --            0           0      33,024      16,779           0
  Dividend expense...............................   31,763     34,462      141,332     257,993     186,518      26,733           0
                                                  --------   --------   ----------  ----------  ----------  ----------  ----------
Total fixed charges.............................. $255,768   $244,027   $1,021,262  $1,159,963  $1,157,425  $  520,916  $  160,506
                                                  ========   ========   ==========  ==========  ==========  ==========  ==========

Earnings:
  Income from continuing operations before
    income taxes(A).............................. $ 87,261   $ 57,241   $  393,886  $  241,911  $  359,253  $ (232,582)   (260,824)
  Plus: fixed charges............................  255,768    244,027    1,021,262   1,159,963   1,157,425     520,916     160,506
  Less: interest capitalized.....................   (6,609)    (3,442)     (20,622)    (45,704)    (45,352)    (25,474)    (67,499)
  Less: dividend expense.........................  (31,763)   (34,462)    (141,332)   (257,993)   (186,518)    (26,733)          0
                                                  --------   --------   ----------  ----------  ----------  ----------  ----------
    Total earnings............................... $304,657   $263,364   $1,253,194  $1,098,177  $1,284,808  $  236,127  $ (167,817)
                                                  ========   ========   ==========  ==========  ==========  ==========  ==========

Ratio of earnings to fixed charges and
  preferred stock dividends(B)...................     1.2x       1.1x         1.2x           *        1.1x           *          --
                                                  ========   ========   ==========  ==========  ==========  ==========  ==========

Ratio of earnings to fixed charges...............     1.4x       1.3x         1.4x        1.2x        1.3x          **          **
                                                  ========   ========   ==========  ==========  ==========  ==========  ==========

* Earnings were insufficient to cover fixed charges and preferred stock dividends by $284.8 million in 1999 and $61.8 million in 2001.

** Earnings were insufficient to cover fixed charges by $328.3 million in 1998 and $258.1 million in 1999.

(A) Effective January 1, 2003, we adopted Statement of Financial Accounting Standards 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (SFAS 145). In accordance with SFAS 145, extraordinary losses as a result of the write-off of deferred debt issuance costs and other costs incurred in connection with the early extinguishment of debt that were previously classified as extraordinary have been reclassified to interest expense and other. The pre-tax amounts reclassified were $16.8 million, $28.1 million, $21.9 million, $5.3 million and $206.3 million for the year ended December 31, 2002, 2001, 2000, 1999 and 1998, respectively.

(B) Dividend expense is grossed up for taxes based on the Company's effective tax rate. During 2001, 2000 and 1999, the Company's effective tax rate was 71.7%, 63.3% and (3.9)%, respectively, which deviates from the statutory tax rate primarily due to non-deductible portion of goodwill amortization. Effective January 1, 2002, in accordance with SFAS 142, goodwill is no longer amortized.